Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 for United States 12 Month Oil Fund, LP (SEC File No. 333-195437) of our report dated March 25, 2015 relating to the statement of financial condition for the years ended December 31, 2014 and 2013 of United States Commodity Funds LLC and Subsidiaries included in the Current Report on Form 8-K filed on behalf of United States 12 Month Oil Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/SPICER JEFFRIES LLP

Greenwood Village, Colorado

April 2, 2015